EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RXO, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other (2)	13,859,000	$5.60 (2)	$77,610,400	$110.20 per $1,000,000	$8,552.67
Total Offering Amounts					$77,610,400		$8,552.67
Total Fee Offsets							–
Net Fee Due							$8,552.67

(1)	Covers common stock, par value $0.01 per share, of RXO, Inc. (“Common Stock”) under the RXO, Inc. 2022 Omnibus Incentive Compensation Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the amount of the registration fee and is based on the book value as of June 30, 2022, the latest practicable date.